Filed Pursuant to Rule 433

Registration Nos. 333-183052,

333-183052-01, and 333-183052-02

FLORIDA POWER & LIGHT COMPANY

Pricing Term Sheet

May 12, 2014

Issuer:	Florida Power & Light Company

Designation:	First Mortgage Bonds, 3.25% Series due June 1, 2024

Registration Format:	SEC Registered

Principal Amount:	$500,000,000

Date of Maturity:	June 1, 2024

Interest Payment Dates:	Semi-annually in arrears on June 1 and December 1, beginning December 1, 2014

Coupon Rate:	3.25%

Price to Public:	99.871% of the principal amount thereof

Benchmark Treasury:	2.500% due May 15, 2024

Benchmark Treasury Yield:	2.665%

Spread to Benchmark Treasury Yield:	60 basis points

Reoffer Yield:	3.265%

Trade Date:	May 12, 2014

Settlement Date:	May 15, 2014

Redemption:	Redeemable at any time prior to December 1, 2023, at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 10 basis points; and redeemable at any time on or after December 1, 2023, at 100% of the principal amount plus accrued and unpaid interest.

CUSIP / ISIN Number:	341081 FK8 / US341081FK84

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Aa2” (stable)
Standard & Poor’s Ratings Services	“A” (stable)
Fitch Ratings	“AA-” (stable)

Joint Book-Running Managers:

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Banca IMI S.p.A.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

*     A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated May 12, 2014.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BNY Mellon Capital Markets, LLC toll-free at 1-800-369-6864, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.